                                                                EXHIBIT 99(c)(2)


                                                                  EXECUTION COPY
                                                                  --------------

                         SHAREHOLDER OPTION AGREEMENT

          SHAREHOLDER OPTION AGREEMENT, dated as of October 21, 1999 (the

"Agreement"), among Sphere Corporation, a Wisconsin corporation ("Purchaser"),
----------                                                        ---------
and the persons listed on Schedule I hereto (each a "Shareholder" and,
                                                     -----------
collectively, the "Shareholders").
                   ------------

                                R E C I T A L S:

          WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, United Technologies Corporation, a Delaware corporation ("Parent"), and Cade Industries, Inc., a Wisconsin corporation (the "Company"),
--------                                                             -------
are entering into an Agreement and Plan of Merger (the "Merger Agreement"),
                                                        ----------------
which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Purchaser for all outstanding
                                      -----
shares of Common Stock, par value $0.001 per share, of the Company (the "Common
                                                                         ------
Stock") and for the subsequent merger of Purchaser with the Company (the
-----
"Merger"), all on the terms and subject to the conditions set forth in the
 ------
Merger Agreement;

          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Purchaser have required that the Shareholders agree, and each Shareholder has agreed, to enter into this Agreement; and

          WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby prior to the date hereof;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1.  Definitions.  Terms used and not defined herein, but defined in
              -----------
the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

          2.  Tender of Shares; Agreement to Sell.
              -----------------------------------

          (a) In order to induce Parent and Purchaser to enter into the Merger Agreement, each Shareholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer, the number of shares of Common Stock set forth opposite such Shareholder's name on Schedule I hereto (the "Existing Shares"
                                                            ---------------
and, together with any shares of Common Stock acquired by such Shareholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of options, warrants or other rights to acquire Common Stock or in any other way, the "Shares"), all of which are beneficially owned by Shareholder. If a Shareholder
-------
acquires beneficial ownership of Shares after the date hereof and prior to termination of this Agreement, such Shareholder shall tender such Shares on such tenth business day or, if later, on the second business day after such acquisition.

          (b) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable hereunder to a holder of Shares such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law, as
      ----
specified in the Offer Documents. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser.

          (c) Each Shareholder hereby permits Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), such Shareholder's identity and ownership of the Shares and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement; provided that such
                                                      --------
Shareholder shall have a right to review and comment on such disclosure a reasonable time before it is publicly disclosed.

          3.  Option.  (a)  In order to induce Parent and Purchaser to enter
              ------
into the Merger Agreement, each Shareholder hereby grants to Purchaser an irrevocable option (each, an "Option") to purchase the Shares beneficially owned
                              ------
by such Shareholder (the "Option Shares") at a price equal to $5.05 per Share.
                          -------------
Each Option granted by a Shareholder may be exercised in whole at any time prior to the termination of this Agreement and after (i) the occurrence of any event as a result of which Parent is entitled to receive a Termination Fee under the Merger Agreement or (ii) such time as such Shareholder shall have breached in any material respect any of its agreements in Section 2(a), 4(a), 4(b) or 4(d). In the event that any Person (other than Purchaser or any of its affiliates or any Shareholder or any of its affiliates) acquires a majority of the outstanding Shares, prior to the termination of this Agreement, in a tender offer or exchange offer by such Person to acquire, or a merger involving the acquisition of, all outstanding Shares at a consideration per Share in excess of $5.05 , the exercise price for the Option Shares shall be increased by 50% of the amount of such excess. If an Option has been exercised and the Option Shares acquired from a Shareholder by Purchaser prior to such an acquisition, Purchaser shall, within ten days following such date, pay to such Shareholder an amount in cash equal to the amount of such excess multiplied by the number of such Option Shares. If the consideration in such tender or exchange offer or merger includes securities, such securities shall be deemed to have a value equal to the amount that would actually have been received in an orderly sale of such securities commencing on the first business day following actual receipt of such securities, in the written opinion of an investment banking firm of national reputation selected by Purchaser and reasonably satisfactory to the Shareholder.

          (b) Each Option that becomes exercisable under Section 3(a) shall remain exercisable until the later of (i) the date that is 90 days after the date such Option becomes exercisable and (ii) the date that is ten days after the date that all waiting periods under the HSR Act required for the purchase of the Shares upon such exercise shall have expired or been terminated; provided,
                                                                     --------
that if at the expiration of such period there shall be in effect any injunction or other order issued by any Governmental Entity prohibiting the exercise of such Option, the exercise period shall be extended until ten days after the date that no such injunction or order is in effect. In the event that Purchaser wishes to exercise an Option, Purchaser shall send a written notice to the applicable Shareholder identifying the place and date (not less than two (2) nor more than ten (10) business days from the date of the notice) for the closing of such purchase.

          4.  Additional Agreements.
              ---------------------

          (a) Each Shareholder shall, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, vote (or cause to be voted) all Shares then held of record or beneficially owned by such Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the Company Option Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Company Option Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Company Option Agreement or which would result in any of the conditions set forth in Exhibit A to the Merger Agreement or set forth in
Article VII of the Merger Agreement not being fulfilled.

          (b) Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Shareholder or any interest therein without the prior written consent of Purchaser, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that Purchaser may decline to consent to any such transfer if the Person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or the Company Option Agreement.

          (c) Each Shareholder hereby irrevocably grants to, and appoints, Purchaser and any designee of Purchaser, and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Shares beneficially owned by such Shareholder, or grant a consent or approval in respect of such Shares, in the manner specified in Section 4(a). Each Shareholder represents that any proxies heretofore given in respect of Shares beneficially owned by such Shareholder are not irrevocable and that any such proxies are hereby revoked. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 180.0722 of the WBCL.

          (d) Subject to Section 8, each Shareholder hereby agrees that such Shareholder shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal. Upon execution of this Agreement, each Shareholder will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal. Each Shareholder will immediately communicate to Purchaser the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Proposal or inquiry which it may receive.

          (e) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (f) Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

          5.  Representations and Warranties of each Shareholder.  Each
              --------------------------------------------------
Shareholder hereby represents and warrants, severally and not jointly, to Purchaser as follows:

          (a) Such Shareholder is the record and beneficial owner of the Existing Shares set forth opposite its name on Schedule I. Such Existing Shares constitute all of the Shares owned of record or beneficially owned by such Shareholder on the date hereof. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Such Shareholder has the power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

          (c) Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby and the compliance by such Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Shareholder to perform such Shareholder's obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Shareholder is a party or by which it or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of its properties or assets.

          (d) Except as permitted by this Agreement, the Existing Shares beneficially owned by such Shareholder and the certificates representing such shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder. The transfer by such Shareholder of the Shares to Purchaser in the Offer or hereunder shall pass to and unconditionally vest in Purchaser good and valid title to all Shares, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

          (e) No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

          6.  Stop Transfer.  Each Shareholder shall request that the Company
              -------------
not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Shareholder, unless such transfer is made in compliance with this Agreement.

          7.  Termination.  This Agreement shall terminate with respect to any
              -----------
Shareholder upon the earliest of (a) the Effective Time, (b) April 30, 2000 or, if the Option is exercisable at

April 30, 2000, such later date as the Option shall no longer be exercisable in accordance with Section 3(b) and (c) the termination of the Merger Agreement (unless, in the case of this clause (c), Parent is or may be entitled to receive a Termination Fee under the Merger Agreement following such termination or prior to such termination such Shareholder has breached in any material respect
Section 2(a), 4(a), 4(b) or 4(d)).

          8.  No Limitation.  Notwithstanding any other provision hereof,
              -------------
nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has designated a member of the Board of Directors of the Company, from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from exercising his or her fiduciary duties as a member of such Board of Directors to the extent specifically permitted by the Merger Agreement.

          9.  Miscellaneous.  (a)  This Agreement constitutes the entire
              -------------
agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Shareholder (in the case of any assignment by Purchaser) or Purchaser (in the case of an assignment by a Shareholder), provided that Purchaser may assign its rights and obligations
              --------
hereunder to Parent or any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder.

          (c) Without limiting any other rights Purchaser may have hereunder in respect of any transfer of Shares, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Shareholder and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors.

          (d) This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Shareholder except by an instrument in writing signed on behalf of such Shareholder and Purchaser.

          (e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

               If to a Shareholder:

               At the addresses and facsimile numbers set forth on Schedule I hereto.

               With a copy to:

               Quarles & Brady LLP
               411 E. Wisconsin Avenue
               Milwaukee, WI  53202-4497

               Attention:  Conrad G. Goodkind
               Facsimile:  414-271-3552

               If to Parent or Purchaser:

               United Technologies Corporation
               United Technologies Building
               1 Financial Plaza
               Hartford, Connecticut 06101

               Attention: General Counsel
               Facsimile No.: 860-728-7862

               With a Copy to:

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York 10006
               Attention:  Christopher E. Austin
               Facsimile No.:  (212) 225-3999

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (j) This Agreement shall be governed and construed in accordance with the laws of the State of New York.

          (k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the Borough of Manhattan, City of New York or in any Federal court located in such Borough, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

          (n) Except as otherwise provide herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.



          [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Purchaser and the Shareholders have caused this Agreement to be duly executed in multiple counterparts as of the day and year first above written.

                                 SPHERE CORPORATION


                                 By: /S/ ARI BOUSBIB
                                     ----------------------------
                                 Name: Ari Bousbib
                                 Title: President and Director

          IN WITNESS WHEREOF, Purchaser and the Shareholders have caused this Agreement to be duly executed in multiple counterparts as of the day and year first above written.

                                 /s/ MOLLY F. CADE
                                 -------------------------------------
                                 Molly F. Cade


                                 /s/ CONRAD G. GOODKIND
                                 -------------------------------------
                                 Conrad G. Goodkind


                                 /s/ WILLIAM T. GROSS
                                 -------------------------------------
                                 William T. Gross


                                 /s/ RICHARD A. LUND
                                 -------------------------------------
                                 Richard A. Lund


                                 /s/ JOSEPH R. O'GORMAN
                                 -------------------------------------
                                 Joseph R. O'Gorman


                                 /s/ TERRELL L. RUHLAM
                                 -------------------------------------
                                 Terrell L. Ruhlman


                                 /s/ JOHN  W. SANFORD
                                 -------------------------------------
                                 John W. Sanford

                                  SCHEDULE I




NAME, FACSIMILE NUMBER AND                  NUMBER OF SHARES OF COMMON STOCK
 ADDRESS OF SHAREHOLDER                            BENEFICIALLY OWNED
---------------------------                 --------------------------------

Molly F. Cade                                                4,727,742
c/o Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864
Facsimile: 517-347-6185

Conrad G. Goodkind                                             355,300
Quarles & Brady LLP
411 E. Wisconsin Avenue
Milwaukee, WI  53202-4497
Facsimile:  414-271-3552

William T. Gross                                                60,000
c/o Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864
Facsimile: 517-347-6185

Richard A. Lund                                                381,184
c/o Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864
Facsimile: 517-347-6185

Joseph R. O'Gorman                                              70,000
c/o Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864
Facsimile: 517-347-6185

Terrell L. Ruhlman                                             318,000
c/o Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864
Facsimile: 517-347-6185

John W. Sandford                                               176,970
c/o Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864                                             ---------
Facsimile: 517-347-6185                                      6,088,723